Filed Pursuant to Rule 433

Registration No. 333-290831

Issuer Free Writing Prospectus dated November 5, 2025

Relating to Preliminary Prospectus dated October 31, 2025

Investor Presentation CENTRAL BANCOMPANY NOVEMBER | 2025

Legal Disclaimer 2 This presentation contains forward-looking statements within the meaning of U.S. federal securities laws, which involve risks and uncertainties. You should not place undue reliance on forward-looking statements because they are subject to numerous uncertainties and factors relating to our operations and business, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other variations or comparable terminology and expressions. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements. Past performance is not a guarantee of future results or returns and no representation or warranty is made regarding future performance. This presentation includes certain non-GAAP financial measures in addition to financial measures presented in accordance with U.S. GAAP. These non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with U.S. GAAP. The non-GAAP measures as defined by the Company may not be comparable to similar non-GAAP measures presented by other companies. Please see slides 30-36 for a reconciliation of the non-GAAP measures to the comparable GAAP measures. Within this presentation, we reference certain industry and sector information and statistics. We have obtained this information and these statistics from various independent, third-party sources. Nothing in the data used or derived from third-party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. We believe that these external sources and estimates are reliable, but we have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the demographic, economic, employment, industry and trade association data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change. Free Writing Prospectus Statement This free writing prospectus relates to the initial public offering of shares of Class A Common Stock of Central Bancompany, Inc. (the “Company”) and should be read together with the preliminary prospectus dated October 31, 2025 (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-290831) filed by the Company with the Securities and Exchange Commission (the "SEC"), which can be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/2065601/000110465925104987/tm2512009-11_s1a.htm The registration statement has not yet become effective. Before you invest, you should read the Preliminary Prospectus and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at http://www.sec.gov. Alternatively, copies of the Preliminary Prospectus may be obtained from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or Keefe, Bruyette & Woods, Inc., Attention: Capital Markets, by telephone at (800) 966-1559 or by email at USCapitalMarkets@kbw.com. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

3 Offering Summary Issuer: Central Bancompany, Inc. Exchange / Ticker: NASDAQ / CBC Base Offering Size: 17,778,000 Shares of Class A common stock / $400,005,000 (at midpoint of filing range) (1) Composition: 100% Primary Overallotment Option: 15% / 2,666,700 Shares (100% Primary) Filing Range: $21.00 - $24.00 per share (midpoint of $22.50 per share) Use of Proceeds: General corporate purposes, including to support growth strategy, which may include to finance potential acquisition opportunities, although there are no current agreements, commitments or understandings for any specific acquisitions Lock-up: 180 days for the Company, Directors, Executive Officers and all members of the voting trust (representing approximately 71.82% of the Company’s Class A common stock) Joint Lead Book-running Managers: Morgan Stanley, Keefe, Bruyette & Woods Joint Bookrunners: Bank of America, Piper Sandler, Stephens Notes: 1. The issuer is registering an additional 4,088,940 shares of Class A common stock that may be issued if the number of shares in this offering is increased, including a corresponding increase in the underwriters’ option to purchase additional shares

4 Today’s Presenters Bryan Cook Chairman • Previously served as Central’s Chief Executive Officer, Chief Operating Officer and President of Central Trust Bank • Received a B.A. in Economics from Washington & Lee University, M.A. in Economics, M.B.A. and Ph.D. in Economics from the University of Missouri John Ross President & Chief Executive Officer • Previously served as COO after spending 20 years at J.P. Morgan Chase, serving as Co-Head of Depository Coverage in the Financial Institutions Group • Graduated from the University of Oklahoma and received a M.P.A. from the Kennedy School of Government at Harvard University Jim Ciroli Chief Financial Officer • Prior to his role at the Company, served as Chief Financial Officer for Flagstar Bancorp, Inc. • Graduated from Case Western Reserve with a bachelor’s degree in Finance and a master’s degree in Accounting Daniel Westhues Chief Customer Officer • Joined the Company in 1993 and has held roles managing retail sales and operations, marketing, product development and customer facing technology • Graduated with a B.A. from Westminster College and obtained his M.B.A. from William Woods University Eric Hallgren Chief Credit Officer • Prior to his role at the Company served as the Chief Credit Officer for First Banks, Inc. • Holds a B.S. in Finance from Saint Louis University and received his M.B.A. from Washington University in St. Louis – Olin Business School

Central Bancompany's History & Overview









Forbes 2021 BEST BANKS IN AMERICA

Forbes AMERICA'S BEST BANKS 2025

1902
Creation of Central Bank

1933
During the Great Depression, made loan to the State of Missouri to assist with making payroll and paying other expenses



1966
Early adopter of computerized banking, with installation of IBM mainframe

1969
Renamed The Central Trust Bank

THE CENTRAL TRUST BANK

1973
Expanded into St. Louis, Missouri

1980
First Automated Teller Machine (ATM)

1993
Added Our 50th Location

1998
Launched Internet Banking

2001-2007
Midwest expansion into Oklahoma and Kansas

2008
New Family Leadership



2017
Expanded into the State of Colorado

2019
Completed Acquisitions of Liberty Bancorp and Platte County Bancshares (Kansas City MSA)

2022
Expanded into the State of Florida

2023
Named "Best Customer Service Bank" by Newsweek

AMERICA'S BEST BANKS Newsweek

Present
1 of only 2 banks named to Top 50 of Forbes Magazine's "America's Best Banks" every year since 2009

Founded in 1902 by the great-grandfather of our Executive Chairman, Bryan Cook and currently $19Bn super-community bank with operations primarily in MO, KS, OK, and CO

Industry leading profitability and growth, with a ~10% earnings CAGR since 1972

	Q3'25 (1)	YTD (2)
Total Assets	$19.2Bn	
Net Interest Margin (3)	4.36%	4.27%
Efficiency Ratio	49.6%	50.2%
Fee Income Ratio / Adj. Fee Income Ratio (4)	22.3% / 24.3%	22.1% / 24.2%
ROAA / Adj. ROAA (3) (4)	2.02% / 2.13%	1.97% / 2.06%

Driven by a traditional, yet highly diversified and advanced, community banking business model and a consistent culture, represented by our slogan, "Strong Roots, Endless Possibilities"

Recognized as the #10 Best Bank by Forbes in 2025 and is only one of two banks that has been in the Top 50 every year since 2009

Central Bancompany
Strong roots. Endless possibilities.

Notes:
1. As of Q3'25
2. As of YTD 3Q'25
3. Metrics presented on an annualized basis
4. Adjusted Return on Total Average Assets and Adjusted Fee Income Ratio are Non-GAAP metrics, reference GAAP, non-GAAP reconciliation in the Appendix for additional details

5

Our Markets

Denver



Kansas City



Jefferson City



St. Louis



Oklahoma City



Tulsa



- **11 Primary Markets**
- **156 Branches across 17 Metropolitan Statistical Areas (MSAs)**
- **79 Communities with a Consolidated Weighted Average Deposit Market Share of 24%** [1]
- **Missouri Hachman Index Score for Economic Diversity of 97%, #2 of all U.S. States** [2]
- **Increased Deposit Market Share by 3.4%-points since 2010**


CO
KS
MO
OK
FL

Projected Population Growth [1]

2025-2030, (%)


2.8
1.9
Central
Peer Median (3)

Projected Median Household Income Growth [1]

2025-2030, (%)


8.3
8.1
Central
Peer Median (3)

Peak NCOs during the Great Financial Crisis [4]

Maximum Historical Annual NCOs / Avg Loans, 2007 - Present, (%) [5]


0.69
1.13
Central
Peer Median (3)

Central's Balance Sheet Growth Has Outpaced Population and HHI Growth In Its Markets

Notes:
1. Data sourced from S&P Global Market Intelligence as of June 30, 2025 (most recent publicly available information) and is estimated to give effect to completed transactions through September 23, 2025. Projected population growth and projected median household income growth represent growth between 2025 and 2030 across all of the MSAs and non-MSA counties in which each bank operates, weighted by the volume of each bank's deposits in those markets, as reported by S&P Global Market Intelligence
2. Per Kem C. Gardner Policy Institute at the University of Utah January 2025 analysis of 2023 U.S. Bureau of Economic Analysis GDP Data
3. Peers refer to the 50 banks included in the KBW Nasdaq Regional Banking Index
4. As of June 30, 2025
5. Peak net-charge offs as a percent of average total loans occurred in 2011 for Central and 2010 for the peer median

6

Central Bancompany
Strong roots. Endless possibilities.

Our Vision & Culture

To Become a Leading Financial Services Provider in Each Community We Serve

Customer Centric

- Grown the number of households served by an average of 3% per year since 2016 and high Net Promoter Score ("NPS") of 71 [1]
- Average ~13 years customer tenure [2]

Community Aligned

- Engaged participation from employees in local communities
- 20,000+ community service hours in 2024, or over 7 hours per employee

Committed to the Long-Term

- Continuous reinvestment into our business
- Current modernization project intended to provide real-time API-based capabilities

Collaborative to Succeed

- Maintain community banking model led by experienced leaders
- Continued collaboration and alignment embodied in the "Central Code"



NOTABLE CULTURE
Customer Centric
Community Aligned
Committed to the Long-Term
Collaborative to Succeed
DEDICATED EMPLOYEES
8 years average tenure
86% overall favorable employee rating
HAPPY CUSTOMERS
Net Promoter Score: 71 (1)
OUR VISION
To become a leader in every market we serve
24% weighted avg. MSA market share = ~2x peer median (3)

Notes:
1. Net Promoter Score represents Central Bancompany's 2024 figure for Consumer, Commercial and Wealth businesses weighted by number of responses on our most recent customer survey
2. As of September 30, 2025
3. S&P Global Market Intelligence as of June 30, 2025

Central Bancompany
Strong roots. Endless possibilities.
7

Strong Roots, Endless Possibilities

Community Bank Service Model with Best-in-Class Products, Services and Technologies

"Strong Roots"

	Total Deposits (as of 9/30/25) ($MM)	Total Loans (as of 9/30/25) ($MM)	3Q2025 Return on Average Assets "ROAA" (2) (%)	Deposit Market Share (%)	Deposit Market Rank (Retail) (3) (#)	Net Promoter Score (4) (#)	Employee Satisfaction (5) (%)
Missouri Markets:							
Jefferson City	3,175	1,459	2.20%	54%	1	73	89%
Kansas City	3,063	2,088	2.10%	3%	6	69	81%
Columbia	2,508	1,609	2.42%	36%	1	72	86%
St. Louis	1,811	1,870	2.01%	2%	12	74	91%
Springfield	1,558	1,318	2.33%	9%	1	67	87%
Lake of the Ozarks	971	596	2.34%	24%	1	75	85%
Branson	415	303	2.51%	19%	1	65	78%
Sedalia	403	259	2.48%	39%	1	69	91%
Warrensburg	340	195	1.79%	27%	2	65	94%
Other Primary Markets:							
Oklahoma	360	843	1.73%	0%	36	68	81%
Colorado	168	636	0.62%	0%	49	79	90%
Consolidated (1)	**14,789**	**11,345**	**2.02%**	**24%**	**-**	**71**	**86%**

"Endless Possibilities"

Delivering Best-in-Class Products, Services, and Technologies…

Central Bank Mobile App has a rating of 4.9 stars with ~52,000 customer reviews (6)



Top 10 Mobile Banking Apps (7)
(Ranked by number of functionalities offered)



696
421
411
368
365
364
349
345
310
309
Average # of Functionalities for Banks Outside of the Top 10
158
ally
SoFi

App features the latest in banking technology with more than 300 mobile functionalities, including at least 98% of the features offered by large money center banks (7)

…with Proven Results

We believe we maintain a Net Promoter Score as much as two times the average for U.S. retail banks

livingLEGENDARY



AMERICA'S
BEST
BANKS
Newsweek

Named the "America's Best Customer Service Bank" by *Newsweek* in 2023



AMERICA'S
BEST BANKS

1 of only 2 banks named to Top 50 of *Forbes Magazine's* "America's Best Banks" every year since 2009 (8)

Notes:
1. Consolidated deposit market share represents the weighted average value of our deposit market share across each of our Primary Markets and Other Markets, weighted by the volume of our deposits in those markets. All market share data is sourced from S&P Global Market Intelligence as of June 30, 2025 (most recent publicly available information) and is estimated to give effect to completed transactions through September 23, 2025. Deposit market share figures for each of our Primary Markets that include multiple MSAs or counties represent blended figures for all MSAs or counties included in the definition of each such Primary Market. Consolidated deposits and loans do not foot to 11 primary market areas due to deposits in our Other Markets
2. ROAA for three months ended September 30, 2025 presented on an annualized basis
3. Represents estimated retail deposit market share based on an illustrative $250MM per branch deposit cap (excluding from the market any deposits at a single branch in excess of $250MM)
4. NPS figures are based on most recent annual customer survey and weighted by number of responses for Consumer, Commercial and Wealth lines of business (in the case of Commercial, figure is based on responses from customers who consider the Bank to be their primary financial services provider).
5. Employee satisfaction figures represent share of employees who would recommend working at the bank based on most recent annual employee survey.
6. As of October 30, 2025
7. According to FinTech Insights (as of August 28, 2025)
8. As of February 5, 2025; per Forbes America's Best Banks 2025

8

Central Bancompany
Strong roots. Endless possibilities.

Technology and Innovation

	Net Promoter Score [1]	Fee Income Ratio [2]
Commercial	65	9%
Consumer	71	25%
Wealth	88	100%

170+	**IT Staff Team Members** Including 65 Programmers and Designers
50k+	**Programming Hours** Spent Annually on Enhancements and Innovation
50+	**Years of Experience** Proprietary Banking Technology Experience

Current State: Industry Leader Driven By In-House Capabilities [3]

- 170+ member IT team, including 65 programmers and designers
  - Capability to design, build and customize our offerings around evolving customer needs
- Proprietary, custom-built core banking system
- Specialized, award-winning mobile app
- API layer providing access to best-in-class vendor technology
- Emerging AI Capabilities
  - 48k+ hours (~24 FTEs) saved annually through robotics process automation
  - Vendor tools deployed in call center, mobile banking, fraud detection and internal code writing
  - Leveraging multi-stage LLM process to translate COBOL code and accelerate technology modernization

Future State

- Major investment to replace in-house developed core with new customized core
  - Increase speed to market through expansion of API services
  - Transform to real-time transaction processing capabilities
  - Customized payments portal – send and receive capabilities for faster payments
- Data Modernization – Transformation of the organization's data architecture
  - Allows access to comprehensive information for decision making
  - Prerequisite for expanded in-house AI capabilities, including fraud detection and customer service

Notes:
1. NPS figures are based on most recent annual customer survey (in the case of Commercial, figure is based on responses from customers who consider the Bank to be their primary financial services provider)
2. As of YTD 3Q'25
3. As of August 30, 2025, unless otherwise indicated

Central Bancompany
Strong roots. Endless possibilities.
9

Deposit Base Overview

Deposits

- Full range of deposit products to individuals, businesses, governments, and community organizations balanced between Consumer (53%) and Commercial (47%), including Public Funds (13%)
- Deposit base has increased at a CAGR of 7% over the past 10 years
- Average deposit account size of ~$20k, below peer median of $38k (1)
- Large noninterest bearing deposit composition of 36% of total deposits
- Operate sizable government business with $1.9Bn of public funds outstanding as of September 30, 2025 (2)
  - Model has produced long-term relationships (largest dating to 1934)
  - Strategic location in Missouri's capital city

Deposit Composition by Product

(%)



Cost: 3.15% (3)
Time deposits, 11%
Cost: 1.75% (3)
Money market savings, 16%
Noninterest-bearing deposits, 36%
Interest-bearing checking, 26%
Savings deposits, 11%
Cost: 2.02% (3)
Cost: 0.11% (3)

Deposit Composition by Business Line

(%)



Cost: 2.62% (3)
Public Funds 13%
Cost: 0.93% (3)
Commercial 34%
Consumer 53%
Cost: 0.97% (3)

Cost of Deposits (YTD 3Q'25): **1.19%**

Historical Deposit Portfolio (4)

($Bn)



+9% 10Y NIB Deposits CAGR vs. +3% 10Y National NIB Deposits CAGR (4) (5)
+7% 5Y NIB Deposits CAGR vs. +4% 5Y National NIB Deposits CAGR (4) (5)
$7.4
5.1
2.3
$9.0
6.0
3.0
$9.6
6.4
3.2
$9.9
6.7
3.2
$10.1
6.8
3.3
$11.6
7.8
3.8
$14.4
9.1
5.3
$16.1
9.8
6.3
$15.6
9.7
5.9
$14.9
9.5
5.4
$15.0
9.7
5.3
$14.8
9.5
5.3
2014Y
2015Y
2016Y
2017Y
2018Y
2019Y
2020Y
2021Y
2022Y
2023Y
2024Y
3Q'25
Noninterest-Bearing Deposits
Other Deposits

Source: Company Financials, Federal Reserve H.8 Data

Notes:

As of September 30, 2025, unless otherwise indicated

1. As of June 30, 2025, the most recent date for which data is available
2. Funds are contractual in nature, with periodic competitive renewals
3. Average costs for nine months ended September 30, 2025. Data presented is shown on an annualized basis
4. CAGRs calculated over ten years through December 31, 2024
5. National refers to noninterest-bearing deposits of FDIC-insured commercial banks per FDIC data

10

Central Bancompany
Strong roots. Endless possibilities.

4.7 5.4 5.7 5.9 6.1 7.1 7.9 7.7 8.2 7.5 7.4 7.3 0.9 0.9 1.0 1.0 1.0 1.0 1.1 1.2 1.7 2.8 3.2 3.3 1.0 1.1 1.2 1.3 1.3 1.3 1.3 1.4 1.4 1.2 1.1 0.7 $6.6 $7.4 $7.9 $8.2 $8.4 $9.4 $10.3 $10.3 $11.3 $11.5 $11.7 $11.3 2014Y 2015Y 2016Y 2017Y 2018Y 2019Y 2020Y 2021Y 2022Y 2023Y 2024Y 3Q'25 Commercial Loans Residential Real Estate Loans Other Loans Land Acquisition and Development 5% 1-4 Family Construction 5% Multifamily 24% Retail 12% Office 10% Industrial 14% Self-Storage 5% Senior Living 4% Hotels 12% All Other 9% C&D 8% Multi-Family 7% Non-OO CRE 21% OO CRE 14% C&I 15% 1-4 Family 26% Consumer 6% Home Equity Lines 3% Loan Portfolio (1) (%) 11 Loan Portfolio Overview Historical Loan Portfolio (1) (3) (4) ($Bn) CRE (Non-OO) and C&D Portfolio (%) Loan Yield (YTD 3Q’25): 6.21% Loan and Leases • Diversified loan and lease portfolio with demonstrated steady growth through multiple economic cycles (6% CAGR over the last 10 years) • Offer a broad range of lending products including commercial real estate (“CRE”) construction and development (“C&D”), commercial and industrial (“C&I”), multi-family and 1-4 family residential loans • 86% of loans were within our primary markets of Missouri, Kansas, Oklahoma and Colorado • Median commercial loan size of ~$125k (2); median installment loan size of ~$10k; average mortgage loan size of ~$330k • At <1% of total loans, NDFI lending is a nominal component of our balance sheet and not a target growth opportunity for the bank Source: Company Financials, Federal Reserve H.8 Data, S&P Global Market Intelligence Notes: As of September 30, 2025, unless otherwise indicated 1. Excludes unearned income; loans held for sale excluded for 2019 – 2025 as prior to 2019, loans held for sale were included in Residential Real Estate Loans 2. Median commercial loan size of ~$125k includes unfunded commitments. Median outstanding commercial loan size (excluding unfunded commitments) is approximately $95k 3. CAGRs calculated over ten years through December 31, 2024 4. Beginning in 2023, loans are classified as commercial loans or residential real estate loans based on their collateral. Prior to 2023, loans were classified based on their originating platform. As of December 31, 2023, December 31, 2024 and September 30, 2025, residential real estate loans included $787 million, $877 million and $925 million, respectively, of loans that would have been classified as commercial loans under the prior classification methodology. Commercial loans exclude loans to Nondepository Financial Institutions (NDFI) 5. National refers to all U.S. Commercial Banks Loans and Leases; National Commercial Loans represent Commercial Banks Commercial & Industrial Loans and Commercial Banks Commercial Real Estate Loans, excluding Loans to Nondepository Financial Institutions per Federal Reserve H.8 data. 2014 national NDFI data first reported in January 2015 and uses first observation as proxy for 2014 end of year +6% Loans CAGR vs. National Loans CAGR (5) +5% +5% Commercial Loans (ex. NDFI) CAGR C&I + OO CRE: 29% Fixed Rate Loan and ARMs Roll-off yield of 5.69% for 2026 / 5.83% for 2027 $11.3Bn $4.0Bn vs. National Commercial Loans (ex. NDFI) CAGR (5): +4%

A Best-in-Class Franchise Across All Key Attributes

✓+ Above Peer Top Quartile

		YTD 3Q'25 Central	YTD 2Q'25 Central	Peers (1) Bottom Quartile	Peers (1) Median	Peers (1) Top Quartile	Central vs. Peers	Central's Percentile
Financial Performance	ROAA (2)	1.97%	1.95%	0.81%	1.10%	1.28%	✓+	98%
	Adjusted ROAA (2)(3)	2.06%	2.02%	0.82%	1.14%	1.33%	✓+	98%
	Net Interest Margin (2)(4)	4.27%	4.23%	3.12%	3.43%	3.71%	✓+	94%
	Efficiency Ratio	50%	50%	64%	58%	54%	✓+	80%
	Efficiency Ratio (FTE) (3)	48%	49%	62%	56%	50%	✓+	82%
	EPS Growth (10 Year CAGR) (5)	12%	12%	4%	7%	9%	✓+	88%
Balance Sheet & Capital	Loan / Deposit Ratio	77%	77%	91%	87%	78%	✓+	78%
	Cash & Securities / Assets	37%	36%	18%	22%	28%	✓+	88%
	CET1 Ratio	24.6%	23.8%	11.0%	12.2%	13.9%	✓+	100%
	Total Risk Based Capital Ratio	25.8%	25.0%	13.8%	14.7%	15.8%	✓+	100%
	(FHLB Advances + Brokered Deposits) / Total Assets	0%	0%	11%	5%	2%	✓+	100%
	(Uninsured + Uncollateralized Deposits) / Total Deposits (6)	24%	23%	38%	32%	27%	✓+	90%
Deposit Franchise	Cost of Deposits (2)	1.19%	1.20%	2.40%	2.02%	1.62%	✓+	94%
	Cost of Funds (2)	1.28%	1.29%	2.51%	2.15%	1.68%	✓+	96%
	Non-Time Deposit Composition	88%	89%	78%	84%	86%	✓+	84%
	Average Deposit Size (7)	$20k	$20k	$50k	$38k	$32k	✓+	98%
	Consolidated Weighted Average Deposit Market Share	24%	24%	6%	11%	15%	✓+	90%
Loans & Asset Quality	NPAs / Assets	30 bps	28 bps	67 bps	47 bps	30 bps	✓+	82%
	CRE / RBC	130%	132%	266%	212%	180%	✓+	88%
Wealth & Fee Income	Assets under Advice / Assets	80%	75%	21%	28%	51%	✓+	83%
	Fee Income Ratio	22.1%	22.1%	13%	18%	22%	✓+	76%
	Adjusted Fee Income Ratio (3)	24.2%	24.1%	13%	18%	22%	✓+	78%

Source: Company Financials, S&P Global Market Intelligence

Notes:

As of September 30, 2025, and June 30, 2025 unless otherwise indicated

1. Peers refer to the 50 banks included in the KBW Nasdaq Regional Banking Index
2. ROAA, Adj. ROAA, net interest margin, cost of deposits and cost of funds as of YTD 3Q'25 and presented on an annualized basis
3. Adjusted ROAA, Efficiency Ratio (FTE), and Adjusted Fee Income Ratio are Non-GAAP metrics, reference GAAP, non-GAAP reconciliation in the Appendix for additional details
4. Net interest margin is defined as net interest income divided by average interest-earning assets
5. CAGRs calculated on a diluted basis through 2025 using annualized 1H'25 EPS for the 2025 period for comparability to peers
6. Uninsured and uncollateralized deposits reflect bank-level estimated uninsured deposits less bank-level preferred deposits as of December 31, 2024 (most recently available)
7. Average deposit size shown as of June 30, 2025 (most recently available)

12

Central Bancompany
Strong roots. Endless possibilities.

An Attractive & Exciting Investment Story

Three Key Elements of Our Success: High, Resilient, and Growing Profitability

Central Bancompany

High *1.97%* *ROAA* (1) *2.06%* *Adj. ROAA* (1)(2)	1	**Strong Market Position and Granular, Low-Cost Deposit Customer Franchise**
	2	**Diversified Revenue Profile with Differentiated Wealth Business Delivering Top Decile Profitability** (3)
Resilient *1.02%+* *ROAA in GFC*	3	**Strong Balance Sheet with Flexibility to Potentially Leverage Significant Excess Capital and Liquidity**
	4	**Demonstrated Risk Management Capabilities**
Growing *+10%* *EPS CAGR* *since 1972*	5	**Consistent Earnings Growth with Continued Tailwinds from Portfolio Repricing**
	6	**Experienced Acquirer That is Well-Positioned for Future M&A Growth**

Notes:
1. As of YTD 3Q'25 and presented on an annualized basis
2. Adjusted Return on Total Average Assets is a Non-GAAP metric, reference GAAP, non-GAAP reconciliation in the Appendix for additional details
3. Top decile profitability based on ROAA, Adjusted ROAA and Net Interest Margin compared to Peers

13

Central Bancompany
Strong roots. Endless possibilities.

88% 89% 86% 84% 78% 3Q'25 2Q'25 Peers Top Quartile Peer Median Peers Bottom Quartile $20 $32 $38 $50 CBCY.B Peer Top Quartile Median Peer Bottom Quartile 2Q’25 0.57% 0.28% 0.12% 0.24% 0.87% 1.30% 1.20% 0.77% 0.36% 0.12% 0.27% 1.61% 2.25% 2.02% 2019Y 2020Y 2021Y 2022Y 2023Y 2024Y 1H'25 High Profitability Significant Cost of Deposits Advantage Cost of Deposits (%) Strong Deposit Base Non-Time Deposits (%) 14 Granular, Low-Cost Deposit Customer Franchise Strong Deposit Metrics (1) Peer Median 1 Deposits Remain Granular Relative to Peers (2) Average Deposit Size per Account ($000s) Median Account Sizes: Personal DDA: ~$1,400 Non-personal DDA: ~$4,900 Source: Company Financials, S&P Global Market Intelligence Notes: Central metrics as of September 30, 2025 and June 30, 2025; peer data as of June 30, 2025 for comparative purposes 1. Peers refer to the 50 banks included in the KBW Nasdaq Regional Banking Index 2. As of June 30, 2025, the most recent date for which data is available 3Q’25 YTD Cost of Deposits: 1.19%

80% 75% 51% 28% 21% 3Q'25 2Q'25 Peers Top Quartile Peer Median Peers Bottom Quartile High Profitability 15 2 Diversified Revenue Profile with Differentiated Wealth Business Diversified Earnings Sources and High Fee Income Attractive Fee Income Profile with Strong Wealth Business Comparatively Large AUA (2) AUA / Assets (%) $15.4Bn AUA Central Investment Advisors (“CIA”) Central Trust Company (“CTC”) Fee Income Revenue Breakdown and Net Interest Margin (1) ($MM) / (%) ’19-’24 CAGR 15% 4% 8% 12% 7% 2% 150+ Experienced and highly credentialed professionals across CTC and CIA Source: Company Financials, S&P Global Market Intelligence Notes: Central metrics as of September 30, 2025 and June 30, 2025; peer data as of June 30, 2025 for comparative purposes 1. Net interest margin for YTD Q3’2024 and YTD Q3’2025 is presented on an annualized basis 2. Peers refer to the 50 banks included in the KBW Nasdaq Regional Banking Index Service Charges and Commissions Payment Services Brokerage Services Fiduciary Service Fees Mortgage Banking Other Income Fee Income Ratio Net Interest Margin $10.5Bn AUA $4.9Bn AUA 9 Locations 104 Locations Payments Pre-Tax Margin of 36% YTD as of Sep 30, 2025 32% Cons. Pre-Tax Margin 27% 22% 3.77% 4.27% -25 -15 -5 5 15 25 35 0 50 100 150 200 250 300 350 400 45 44 47 53 50 56 42 43 48 56 66 67 67 68 50 51 18 20 25 24 22 26 19 21 31 33 39 38 40 46 34 38 34 117 91 43 37 42 32 30 7 7 6 7 8 10 7 4 182 277 274 232 226 247 184 186 29% 36% 36% 29% 25% 23% 3.60% 3.11% 2.68% 2.95% 3.54% 3.84% -25 -15 -5 5 15 25 35 0 50 100 150 200 250 300 350 400 2019 2020 2021 2022 2023 2024 YTD 2024Q3 YTD 2025Q3

25.8% 25.0% 15.8% 14.7% 13.8% 14.8% 14.7% 14.8% 13.8% 13.3% 3Q'25 2Q'25 Peers Top Quartile Peer Median Peers Bottom Quartile 37% 36% 28% 22% 18% 3Q'25 2Q'25 Peers Top Quartile Peer Median Peers Bottom Quartile 77% 77% 78% 87% 91% 3Q'25 2Q'25 Peers Top Quartile Peer Median Peers Bottom Quartile 24.6% 23.8% 13.9% 12.2% 11.0% 13.6% 13.5% 13.7% 12.6% 11.8% 3Q'25 2Q'25 Peers Top Quartile Peer Median Peers Bottom Quartile CET1 Ratio (%) Cash & Securities / Assets (%) 16 Ability to Leverage Strong Balance Sheet Significant Excess Capital and Strong Balance Sheet Liquidity (1) 3 Source: Company Financials, S&P Global Market Intelligence Notes: Central metrics as of September 30, 2025 and June 30, 2025; peer data as of June 30, 2025 for comparative purposes 1. Peers refer to the 50 banks included in the KBW Nasdaq Regional Banking Index Resilient Profitability Loan / Deposit Ratio (%) Holding Company Level Bank Level Illustrative Excess Capital from Offering Total Risk Based Capital Ratio (%) 3.1% 27.7% • Post-IPO total excess capital at the HoldCo of 14.1%-points • Represents $1.7Bn or $7.22 per share 3.1% 28.9% Holding Company Level Bank Level Illustrative Excess Capital from Offering

24% 23% 27% 32% 38% 3Q'25 4Q'24 Peers Top Quartile Peer Median Peers Bottom Quartile 465 493 496 556 633 687 2.16% 0.36% 0.08% 1.68% 5.03% 5.14% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00% 0 100 200 300 400 500 600 700 800 2019Y 2020Y 2021Y 2022Y 2023Y 2024Y 0.30% 0.28% 0.30% 0.47% 1.32% 1.32% 0.67% 1.34% 1.23% 1.06% 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 1.20% 1.40% 1.60% 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% 0.60% 0.70% 0.80% 3Q'25 2Q'25 Peers Top Quartile Peer Median Peers Bottom Quartile 130% 132% 180% 212% 266% 3Q'25 2Q'25 Peers Top Quartile Peer Median Peers Bottom Quartile 0.24% 0.69% 0.17% 0.14% 1.13% 0.18% '07 '10 '13 '16 '19 '22 1H'25 0% 0% 2% 5% 11% 0% 0% 5% 8% 12% 0% 2% 4% 6% 8% 10% 12% 14% 3Q'25 2Q'25 Peers Top Quartile Peer Median Peers Bottom Quartile < 5 Years 42 Banks (84%) 5+ Years 8 Banks (16%) 17 Demonstrated Risk Management Capabilities NCOs / Avg. Loans (%) Pristine Credit Performance Driven by Demonstrated Risk Management Capabilities (1) 4 (FHLB + Brokered Deposits) / Total Assets Current vs. Q2’2023 (%) (Uninsured + Uncollateralized Deposits) / Total Deposits (2) (%) NPAs / Assets and Reserves to Loans (%) Source: Company Materials, S&P Global Market Intelligence Notes: Central metrics as of September 30, 2025 and June 30, 2025; peer data as of June 30, 2025 for comparative purposes 1. Peers refer to the 50 banks included in the KBW Nasdaq Regional Banking Index 2. Uninsured and uncollateralized deposits reflect bank-level estimated uninsured deposits less bank-level preferred deposits. Peer figures are presented as of December 31, 2024 (the most recent available date) 3. As of December 31, 2024 4. Analysis for the five-year period between 2020-2024 5. Presented on an annualized basis CRE / RBC (%) Resilient Profitability Reserves to Loans NPAs / Assets Net Interest Income vs. Average Fed Funds Rate (3) ($MM, %) Average Fed Funds Rate Net Interest Income One of Eight Peers with 5+ Consecutive Years of NII Growth (4) Peer Median Strong Liquidity Contributes to Fortress Balance Sheet (1) Q2’23 Central YTD as of Sep. 30, 2025 0.13% (5) (5)

4.27% 4.23% 3.71% 3.43% 3.12% 22% 22% 22% 18% 13% 0% 5% 10% 15% 20% 25% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00% 9.00% YTD Q3'25 YTD Q2'25 Peers Top Quartile Peer Median Peers Bottom Quartile 50% 54% 58% 64% 3% 4% 7% 10% -40% -30% -20% -10% 0% 10% 0% 10% 20% 30% 40% 50% 60% 70% 80% YTD Q2'25 Peers Top Quartile Peer Median Peers Bottom Quartile 58% 56% 56% 55% 50% -0.4 -0.3 -0.2 -0.1 0 0.1 0% 10% 20% 30% 40% 50% 60% 70% 80% 2021Y 2022Y 2023Y 2024Y YTD Q3'25 3 4 4 6 7 7 10 10 13 16 23 32 44 53 66 75 80 91 106 101 114 115 142 178 241 258 306 379 1972 1973 1974 1975 1976 1977 1978 1979 1980 1981 1982 1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 3Q'25 18 5 Consistent Earnings Growth from Commitment to Operational Excellence Margin Above Industry YTD Net Interest Margin, Fee Income Ratio (%) Strong and Improving Operating Leverage Performance Over Time Historical Efficiency Ratio Strong Earnings & Return Profile Driven by Operational Excellence (1) Robust Earnings Trajectory Over Time (Net Income, $MM) Source: Company Materials, S&P Global Market Intelligence, FDIC Notes: Central metrics as of September 30, 2025 and June 30, 2025; peer data as of June 30, 2025 for comparative purposes 1. Peers refer to the 50 banks included in the KBW Nasdaq Regional Banking Index 2. CAGR’s calculated on a diluted basis through 2025, using annualized 1H’25 Net Income or EPS, as applicable, for the 2025 period (the most recent period for which peer data is available) 3. 3Q’25 YTD net income is presented on an annualized basis 4. CAGR’s calculated through 2025 using annualized expense growth through June 30 or September 30, 2025 for the 2025 period Growing Profitability Ann. (3) +10% 52Y CAGR (2) Long Term Diluted EPS Growth CAGRs (2) Central CAGR (%) Central Percentile vs. Peers Peers Top Quartile CAGR (%) Peer Median CAGR (%) 3Y 13% 94th 4% (1%) 5Y 9% 64th 13% 6% 7Y 11% 98th 6% 3% 10Y 12% 88th 9% 7% 15Y 9% 77th 9% 6% 20Y 8% 84th 6% 4% 25Y 7% 87th 6% 3% 30Y 8% 89th 7% 5% 283 Fee Income Ratio 5Y Expense CAGR (4) 2Q’25 YTD Efficiency Ratio, 5Y Expense CAGR (%) Strong Efficiency Ratio vs Peers 3Q’25 Ann. NIM: 4.36% 3Q’25 Eff. Ratio: 49.6%

465 493 496 556 633 687 505 583 2.16% 0.36% 0.08% 1.68% 5.03% 5.14% 5.31% 4.32% 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00% 9.00% 10.0 0% 0 100 200 300 400 500 600 700 800 2019Y 2020Y 2021Y 2022Y 2023Y 2024Y YTD 2024Q3 YTD 2025Q3 Net Interest Income Avg. Fed Funds 6% 1% 10% 4% 11% 3% 19% 10% Base Case (100 bps) +100 bps Steepener 2026 2027 2.0 1.6 0.8 1.1 2026E 2027E 1,645 3,906 594 517 1,090 1,095 664 1,823 2,735 5,001 1,257 2,340 Due in 1 Year or Less Due in 1-5 Years Due in 5-15 Years Due 15+ Years Fixed Rate Adjustable Rate 19 Structural Tailwinds Will Continue Driving Earnings Growth Notes: All data as of September 30, 2025, unless otherwise indicated 1. Based on standard September 30, 2025 IRR model; flows calculated relative to base case scenario; assumes static balance sheet 2. Estimated impact on net interest income from immediate parallel shifts in both short-term and long-term interest rates at the specified levels 3. Reflects an instantaneous yield curve twist, centered on the 2-year tenor, wherein the overnight rate is decreased 1.00% and the 30-year rate is increased 0.50% Growing Profitability 5 Margin Tailwinds from Portfolio Repricing ($Bn) 5.69% 5.83% Roll-Off Yield: Loan Portfolio Securities Portfolio 3.78% 4.28% ($MM, %) Consistent Net Interest Income Growth +8% 5Y CAGR Loans Distributed Across Fixed & Adjustable Rate ($MM) Estimated Change in Net Interest Income Assuming Static Balance Sheet Relative to YTD 3Q’25 Annualized (1) (2) (2) (3) (%)

Growing Profitability

6 "The Road Ahead"

Our Strategic Growth Plans

Customer Growth & Operational Efficiency

- Built 6 new branches to expand footprint in OK, CO, FL and closed 3 branches to maximize operational efficiency over the past 3 years
- 8 branch openings planned in St. Louis, Kansas City and Denver over the next few years
- Reach target market share across all branches


"The Road Ahead"

Deepen Customer Relationships

- Utilize reputation, expertise and customer-centric banking model to further penetrate customer base in wealth and treasury management
- Targeting a portion of the ~$40Bn [1] potential wealth assets held away

Deploy Capital Towards Acquisitions

- Excess capital relative to bank-level CET1 ratio of 13.6% ($1.3Bn pre-money) could potentially add approximately $90 to $170 million in incremental earnings per year as of September 30, 2025 [2]
- Well-positioned to move quickly for potential opportunities

Focusing on Existing Core Competencies to Drive Customer Growth, Deepen Customer Relationships and Deploy Capital Into Larger, Strategic Acquisitions

Notes:

1. Represents estimated total assets of the Company's existing customers with a banking relationship that are held at a different institution. Based on USA Data and the Company's internal analysis as of December 31, 2024
2. Excess capital calculated as Central's CET1 ratio of 24.6% relative to the bank level CET1 of 13.6% and multiplied by Central's Total Risk-Weighed Assets as of Q3 2025. Net incremental earnings assumes a 10% to 16% after-tax return on invested capital ("ROIC") and forgoing 4.4% pre-tax interest on cash balances, or 3.3% on an after-tax basis based on a 23.84% effective marginal tax rate

20

Central Bancompany
Strong roots. Endless possibilities.

Growing Profitability

6 Well-Positioned For Future M&A Growth with Significant Excess Capital

Deploying Excess Capital in M&A Could Have Significant Upside


(Assets Acquired Over Time, $Bn)
6,000
4,000
2,000
0
Represents 29% of total asset growth since 1972
$5,492
1972 1977 1980 1986 1991 1993 1995 1998 2000 2006 2008 2010 2012 2016 2024
Cumulative Acquisition Assets
Annual Acquired Assets

Long Track-Record of Successful Acquisitions

- Central has completed 47 bank acquisitions since 1972
- As of December 31, 2024, acquired assets represented 29% of our total asset growth
- We believe the combination of our acquisition experience, strategic leadership, and financial strength – paired with a compelling partner proposition – creates a powerful platform for continued expansion and long-term value creation
- Last two bank acquisitions were approved by regulators in under two months
- Most recently completed acquisitions and submitted indications of interest have been priced in the middle of the indicated ROIC range
- **If not able to be deployed prudently through acquisition in the medium-term, other capital options, including returning capital to shareholders through dividends or share repurchases, would be considered**

Illustrative Core Bank & Excess Capital Valuation

($MM)	**YTD as of September 30, 2025**
Excess Capital (1)	1,348
Indicative Primary Equity Raise (2)	374
Pro Forma Excess Capital	1,722
Adjusted Net Income (Annualized) (3)	**394**
Reinvested IPO Proceeds (After Tax) (4)	13
Opportunity Cost of Cash (After Tax) (4)	(58)
Adjusted Net Income Adjusted for Excess Capital (3)	**349**
Illustrative Core Adjusted Price / EPS (x) (5)	*13.5x*
Illustrative Value of Underlying Bank	**4,710**
Illustrative Value of Underlying Bank per Share ($) (6)	**$19.75**

+

We Estimate $1.7Bn of Post-Money Excess Capital Could Potentially Increase Earnings $200MM+ (1)

Illustrative Transaction Gross ROIC (%)	**10%**	**13%**	**16%**
Pro Forma Excess Capital ($MM) (1) (2)	1,722	1,722	1,722
Gross Incremental Earnings ($MM)	**172**	**224**	**276**
Illustrative Core Price / 2026E EPS (x) (7)	*12.6x*	*12.6x*	*12.6x*
Illustrative Value of Incremental Earnings ($MM)	**2,168**	**2,819**	**3,470**
Illustrative Value of Incremental Earnings per Share ($) (6)	**$9.09**	**$11.82**	**$14.55**

=

Illustrative Value of Underlying Bank as of 3Q'25 ($MM)	4,710	4,710	4,710
Illustrative Value of Incremental Earnings ($MM)	2,168	2,819	3,470
Total Illustrative Value ($MM)	**6,878**	**7,529**	**8,179**
Total Illustrative Value per Share ($)	**$28.85**	**$31.57**	**$34.30**
Memo: Additional Value Created Through Deployment of Excess Capital ($MM) (8)	***447***	***1,097***	***1,748***
Memo: Additional Value Created Through Deployment of Excess Capital per Share ($) (6)	***$1.87***	***$4.60***	***$7.33***

Source: Company Materials, S&P Global Market Intelligence

Notes:

1. Excess capital calculated as Central's CET1 ratio of 24.6% relative to the Central's bank-level CET1 ratio of 13.6% and multiplied by Central's Total Risk-Weighed Assets
2. Indicative primary equity raise based on base offering size of 17,778,000 shares of Class A common stock and an assumed initial public offering price of $22.50 per share (the midpoint of the estimated price range) and shown net of 5.5% IPO spread and $3.9MM of IPO expenses
3. Adjusted Net Income and Adjusted Net Income Adjusted for Excess Capital are non-GAAP measures; reference GAAP, non-GAAP reconciliation in the Appendix for additional details
4. Assumes 4.4% forgone pre-tax interest on excess capital cash balances and reinvested IPO proceeds based on the Federal Reserve's interest rate on reserve balances during the period, or 3.3% on an after-tax basis based on 23.84% effective marginal tax rate. If the 4.4% pre-tax interest on reinvested IPO proceeds is excluded, pro forma adjusted net income adjusted for excess capital is $337MM
5. Illustrative P/E based on median of Select High-Performing Banks Price / 1H 2025E Annualized EPS (the most recent period for which peer data is available), adjusted for excess capital and one-time expenses
6. Pro forma share count based on base offering size of 17,778,000 shares of Class A common stock and an assumed initial public offering price of $22.50 per share (the midpoint of the estimated price range)
7. Illustrative P/E based on median of Select High-Performing Banks Price / 2026E EPS, adjusted for excess capital. See page 23 for additional detail
8. Additional Value Created Through Deployment of Excess Capital defined as Illustrative Value of Incremental Earnings less Pro Forma Excess Capital

Central Bancompany
Strong roots. Endless possibilities.
21

22 Illustrative Deployment of Excess Capital Unlocks Significant Additional Upside for an Already Valuable Franchise (1) Illustrative Value of Core Bank (2) Illustrative Value of Excess Capital (2) Illustrative Total Value of Bank Illustrative Undeployed Value of Excess Capital Illustrative Deployed Value at 13% Gross ROIC Core Adjusted Earnings per Share (YTD Annualized) ($) $1.46 Illustrative Core Adjusted Price / EPS (x) (3) 13.5x Illustrative Value of Underlying Core Bank per Share ($) $19.75 $7.22 (Dollar-for-Dollar Treatment of Excess Capital) $11.82 (+$4.60 Incremental Value from Excess Capital Deployment) $26.97 $31.57 Notes: 1. Numbers may not foot due to rounding 2. Per share values based on shares outstanding pro forma for 17,778,000 equity issuance and illustrative share price of $22.50, or midpoint of filing range of $21.00 to $24.00; $400MM of common equity proceeds with IPO spread of 5.50% and $3.9MM of IPO expenses 3. Based on median Adjusted Annualized 1H’25 Price / Earnings adjusted for Excess Capital for Select High-Performing Banks. See page 23 for additional detail 4. See page 27 for additional detail 5. Determined using P/’26E EPS of median Select High-Performing Banks, adjusted for excess capital. See pages 21 and 23 for additional detail (5) A B (4) A+B Growing Profitability 6

YTD Adj. ROTCE 10Y EPS YTD Adj. P/E YTD Adj. Adj. P/'26E Total Excess Adj. for Excess 10Y EPS Growth Adj. for Excess Excess Capital Adj. for Assets Capital Capital ex. AOCI CAGR Variance Capital P / E Excess Capital ($Bn) ($MM) (%) (%) (%) (x) (x) (x) CBCY $19.2 $1,722 22.1% 12% 1.0% 9.5x - 11.4x 2.6x - 2.9x - Rank 1 1 2 1 CBCY 19.1 1,642 20.9 12 0.9 9.9 - 11.8 2.4 - 2.6 - Rank 1 2 2 1 CFR 51.4 123 14.7 8 2.8% 12.3 0.1 12.4 CBSH 32.3 848 17.8 10 4.0% 10.9 0.9 10.5 GBCI 29.0 - 11.4 2 3.4% 19.4 - 12.8 CBU 16.7 112 17.0 6 3.3% 13.3 0.3 11.1 FFIN 14.4 526 19.6 9 1.0% 16.1 0.9 14.6 BANF 14.0 350 21.0 14 5.6% 13.6 0.8 14.3 Median of Selected Peers 350 17.4 8 3.4% 13.5 0.5 12.6 23 Central Compares Favorably Among Select High-Performing Banks Source: Company Materials, S&P Global Market Intelligence (Central metrics as of Q3’25 and Q2’25; Peer metrics as of Q2’25, market data as of November 3, 2025) Notes: 1. Excess capital calculated as the company’s CET1 ratio relative to Central’s bank-level CET1 ratio of 13.5% for Q2’25 and 13.6% for Q3’25 and multiplied by the company’s Total Risk-Weighed Assets as of each respective period. Shown pro forma for indicative equity capital raise of $400MM with an IPO spread of 5.5% and $3.9MM of IPO expenses 2. Metric presented on an annualized basis 3. ROATCE Adj. for Excess Capital calculated as Net Income adjusted for cost of excess capital and inclusive of amortization of intangibles, assuming 4.4% forgone pre-tax interest on excess capital cash balances and reinvested IPO proceeds, or 3.3% on an after-tax basis based on 23.84% effective marginal tax rate, divided by average tangible common equity less excess capital as of each respective period. If the 4.4% pre-tax interest on reinvested IPO proceeds is excluded, the Company’s pro forma YTD adjusted ROTCE adjusted for excess capital excluding AOCI is 21.3% and 20.1% as of Q3’25 and Q2’25, respectively 4. Based on 10Y CAGR from 2015 EPS through 2025Y annualized EPS 5. Based on filing range of $21.00 and $24.00 per share 6. Excess P/E represents difference between Core P/E and unadjusted P/E as of November 3, 2025 7. Calculated as Equity Value adjusted for Excess Capital divided by annualized Net Income adjusted for Excess Capital for the 1H’25, YTD 3Q’25 and 2026E periods; core metrics adjusted for cost of excess capital in each respective period, assuming 4.4% forgone pre-tax interest on excess capital cash balances, or 3.3% on an after-tax basis based on 23.84% effective marginal tax rate 8. YTD Adjusted P/E Adjusted for Excess Capital and YTD Adjusted Excess Capital P/E are Non-GAAP metrics, reference GAAP, non-GAAP reconciliation in the Appendix for additional details 9. Peers shown on a Q2’25 basis Growing Profitability 6 (1) (2) (3) (4) (5) (6) (8) Q3’25 Q2’25 (5) (7) (8) (9) (7)

Growing Profitability

6 Experienced Acquirer with Large Opportunity Set

Geographic Areas of Focus


CO
KS
MO
OK
TX
FL
Target Markets

The Inverted Triangle of Opportunities over Last Four Years


~30 Opportunities Reviewed
~20 Opportunities Did Not Meet Selection Criteria
~3 Bids Submitted (Not Accepted) (1)

Acquisition Opportunity Waterfall

- We aim to keep an open mind when evaluating potential acquisitions but generally gravitate towards banks with at least $2Bn in assets, higher quality deposit base and history of strong credit quality

Total Number of Banks in Selected States	~1,000 Banks
Greater than $2Bn in Assets	~90 Banks
Strong Core Funding Base & Resilient Credit Profile Through Cycles	~30 Banks [4]

Disciplined M&A Preferences

Strong Franchise	Higher quality deposit base, history of strong credit quality and robust cultural indicators [2]
Region	Footprint and Target Growth Markets, including TX, OK and CO
Size	Franchise-Enhancing Transactions Utilizing $1.7Bn of Pro Forma Excess Capital [3]
Financial Impacts	EPS accretive transactions, expect nominal TBV dilution on an all-stock basis
Returns	+10% ROIC

Source: Company Materials, S&P Global Market Intelligence

Notes:

1. Central maintains contact with other opportunities that passed selection criteria for which no bid has yet been submitted
2. As of the date of this presentation, we generally consider potential acquisition targets with a cost of total deposits during the most recent quarter of approximately 2% or less and, in our target growth markets of TX, OK and CO, banks that experienced a charge-off rate of approximately 1% or less during 2009.
3. Excess capital calculated as Central's CET1 ratio of 24.6% relative to the bank level CET1 of 13.6% and multiplied by Central's total risk-weighted assets as of Q3 2025. Indicative primary equity raise based on base offering size of 17,778,000 shares of Class A common stock and an assumed initial public offering price of $22.50 per share (the midpoint of the estimated price range) and shown net of 5.5% IPO spread and $3.9MM of IPO expenses
4. Median size of these ~30 banks is approximately $3Bn in total assets as of June 30, 2025

24

Central Bancompany
Strong roots. Endless possibilities.

• Central Bancompany has been under family ownership in the Cook Family since its founding in 1902 • 71.1% of the Company’s class A common stock is held in the voting trust – Extended members of the Cook Family, certain employees, descendants of former employees, and certain other shareholders have entered into a voting trust agreement – The voting trust was established to secure the continuity and stability of policy, management and operations of the Company – Bryan Cook, Bob Robuck, and Bob Hermann serve as trustees of the voting trust and also serve on the Board of Directors Voting Trust 71.1% DTC Shareholders 9.6% Other Shareholders 19.3% 25 Significantly Aligned Shareholder Base Given Ownership Structure Current Central Ownership Structure • As a generational business, the family and management team have strong alignment with potential IPO investors • The Cook family and other members of the voting trust do not intend to sell in the offering, will be subject to a six-month lock-up period and have not expressed an interest to reduce their ownership after the lock-up expiration, reinforcing a shared commitment to long-term value creation and growth • Offering will likely be 100% primary, with no current shareholders expressing interest in selling their shares Strong Alignment of Interests with IPO Investors Current Central Ownership Structure

Appendix

Undeployed Value of Excess Capital Is Worth $1.7Bn or $7.22 per Share

Central Has Significant Excess Capital, Which Will Be Further Supported By Potential Capital Raise

Consolidated Illustrative CET1 Ratio

($MM)



24.6%
11.0%
13.6%
Q3'25 CET1 Ratio
27.7%
3.1%
11.0%
13.6%
Pro Forma CET1

Consolidated Illustrative Excess Capital

($MM)



Excess Capital is at the Holding Company
1,348
1,348
Q3'25 Excess Capital
1,722
374
1,348
Pro Forma Excess Capital
Illustrative Excess Capital per Share
$6.11
$7.22
Capital Target
Excess Capital
Illustrative Capital Raise

($MM, unless otherwise noted)	As of Sept. 30, 2025	Primary Offering	Pro Forma
Consolidated			
Common Equity Tier 1 ("CET1")	3,005	374 (1)	3,379
Risk-Weighted Assets	12,212	-	12,212
CET1 Ratio (%)	24.6%	3.1%	27.7%
Bank-Level			
CET1 Capital	1,652	-	1,652
Risk-Weighted Assets	12,175	-	12,175
CET1 Ratio (%)	13.6%	-	13.6%
Excess Capital			
CET1 Ratio - Consolidated (%)	24.6%		27.7%
Illustrative Capital Target (Bank-Level Capital Ratio) (%)	13.6%		13.6%
Illustrative Excess CET1 (%)	11.0%	3.1%	14.1%
Illustrative Excess Capital	**1,348**	**374 (1)**	**1,722**
Illustrative Excess Capital per Share ($)	**6.11**		**7.22**
Memo: Shares Outstanding (MM)	*221*	*18 (2)*	*238*

Notes:

1. Indicative primary equity raise shown net of 5.5% IPO spread and $3.9MM of IPO expenses
2. Based on base offering size of 17,778,000 shares of Class A common stock and an assumed initial public offering price of $22.50 per share (the midpoint of the estimated price range) and shown net of 5.5% IPO spread and $3.9MM of IPO expenses

27

Central Bancompany

Strong roots. Endless possibilities.

0.05% 0.04% 0.05% 0.04% 0.08% 0.08% 0.10% 0.08% 0.13% 0.12% 0.15% 0.12% 0.19% 0.18% 0.18% 0.00% 0.05% 0.10% 0.15% 0.20% 0.25% 0.00% 0.10% 0.20% FY'24 1Q'25 2Q'25 3Q'25 Commercial Resi & Consumer Peer Median 0.09% 0.12% 0.13% 0.12% 0.12% 0.13% 0.12% 0.15% 0.02% 0.23% 0.03% 0.03% 0.03% 0.28% 0.28% 0.30% 0.46% 0.45% 0.47% 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% 0.60% 0.00% 0.20% 0.40% 0.60% FY'24 1Q'25 2Q'25 3Q'25 Commercial Resi & Consumer Other NPAs Peer Median 345% 277% 277% 260% 1.32% 1.33% 1.32% 1.32% 1.19% 1.24% 1.23% 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 1.20% 1.40% 0% 100% 200% 300% 400% 500% 600% FY'24 1Q'25 2Q'25 3Q'25 Reserves / NPAs Reserves / Total Loans Peer Median Reserves / Loans 0.23% 0.11% 0.09% 0.07% 0.29% 0.23% 0.14% 0.13% 0.51% 0.33% 0.23% 0.20% FY'24 1Q'25 2Q'25 3Q'25 Commercial Resi & Consumer 28 Resilient Credit Quality Reserves / NPAs and Reserves / Total Loans (2) (%) NPAs / Total Assets by Type (2) (%) Net Charge-Offs / Total Loans by Type (1) (%) Demonstrated Credit Quality Resilience Over Most Recent Periods Source: Central Bancompany and S&P Global Market Intelligence as of December 31, 2024, March 31, 2025, June 30, 2025, and September 30, 2025 unless otherwise noted. Notes: 1. Net charge-offs to total loans for the three months ended March 31, 2025, June 30, 2025, and September 30, 2025 presented on an annualized basis 2. Represents YTD periods ended December 31, 2024, March 31, 2025, June 30, 2025 and September 30, 2025 3. Other NPAs include foreclosed and other repossessed assets 4. Peers refer to the 50 banks included in the KBW Nasdaq Regional Banking Index (3) (4) (4) (3) 30-89 Days Past Due Loans / Total Loans by Type (2) (%)

29 Full Suite of Products & Services ($MM, unless otherwise noted) Commercial Consumer Wealth Consolidated (1) Total Revenue 355.9 312.6 56.2 749.1 Fee Income Ratio 9% 25% 100% 22% Net Promoter Score (NPS) (2) 65 71 88 71 Total Loans ($Bn) 8.3 3.1 - 11.3 Total Deposits ($Bn) 7.2 7.8 - 14.8 Assets Under Advice ($Bn) - - 15.4 15.4 Cost of Deposits 1.40% 0.97% - 1.19% Fee Income Business Line Financial Highlights 9 Months Ended September 30, 2025 • $15.4 billion in assets under advice (“AUA”) across Central Trust Company and Central Investment Advisors (5) • Offerings include investment management, fiduciary services, integrated financial, estate, and income tax planning, retirement services/employee benefits, endowments and foundations, wealth transfer strategies, and insurance solutions. Wealth Management Commercial • Full suite of innovative products and services assisting clients with their cash flow and liquidity management needs • 19th largest corporate card issuer and 33rd largest purchasing / fleet card issuer in 2024 (3) • 18th largest Health Savings Accounts provider (4) • Includes retail card service charges (e.g., fees earned from issuance of credit & debit card products, gift cards, and ATM service fees) and mortgage banking revenues (gain on mortgage loans sold and mortgage servicing) Consumer Notes: 1. Consolidated includes Corporate and Other metrics and eliminations; numbers may not foot due to rounding 2. NPS figures weighted by number of responses Commercial, Consumer and Wealth lines of business (in the case of Commercial, figure is based on customers who consider the Company to be their primary financial service provider). NPS and employee satisfaction numbers are based on most recent customer survey, as of December 31, 2024 3. Per Nilson Report (May 2025) 4. As of December 31, 2024, per Devenir (April 2025) 5. As of September 30, 2025

(Dollars in Thousands) 2025 2024 2025 2024 2024 2023 Noninterest income $57,070 $50,486 $165,925 $186,345 $210,390 $206,880 Less: Loss on sale of consumer lease portfolio - - (13,612) - - - Less: Investment securities gains (losses) (6,920) (12,064) (6,811) 2,596 (36,661) (18,894) Adjusted noninterest income (non-GAAP) 63,990 62,550 186,348 183,749 247,051 225,774 Net interest income 198,872 174,671 583,201 504,913 687,324 633,179 Noninterest income 57,070 50,486 165,925 186,345 210,390 206,880 Total revenue 255,942 225,157 749,126 691,258 897,714 840,059 Less: Loss on sale of consumer lease portfolio - - (13,612) - - - Less: Investment securities gains (losses) (6,920) (12,064) (6,811) 2,596 (36,661) (18,894) Adjusted total revenue (non-GAAP) $262,862 $237,221 $769,549 $688,662 $934,375 $858,953 Fee income ratio 22.3% 22.4% 22.1% 27.0% 23.4% 24.6% Adjusted fee income ratio (non-GAAP) 24.3% 26.4% 24.2% 26.7% 26.4% 26.3% For the Three Months Ended September 30, For the Nine Months Ended September 30, For the Years Ended December 31, 30 Reconciliation of Certain Non-GAAP Metrics Adjusted Noninterest Income, Revenue and Fee Income Ratio

(Dollars in Thousands) 2025 2024 2024 2023 Net interest income $583,201 $504,913 $687,324 $633,179 Noninterest income 165,925 186,345 210,390 206,880 Total revenue 749,126 691,258 897,714 840,059 Less: Loss on sale of consumer lease portfolio (13,612) - - - Less: Investment securities gains (losses) (6,811) 2,596 (36,661) (18,894) Add: Tax equivalent adjustment (1) 4,560 4,491 5,861 4,722 Adjusted total revenue (FTE) (non-GAAP) 774,109 693,153 940,236 863,675 Noninterest expense 375,977 364,534 489,407 469,070 Less: Amortization of intangible assets 2,420 2,573 3,388 3,520 Tangible noninterest expense (non-GAAP) $373,557 $361,961 $486,019 $465,550 Efficiency ratio 50.2% 52.7% 54.5% 55.8% Efficiency ratio (FTE) (non-GAAP) 48.3% 52.2% 51.7% 53.9% For the Nine Months Ended September 30, For the Years Ended December 31, 31 Reconciliation of Certain Non-GAAP Metrics (Cont’d) Notes: 1. Effective marginal tax rate of 23.84% used for all periods Efficiency Ratio (FTE)

Reconciliation of Certain Non-GAAP Metrics (Cont'd)

Adjusted Net Income & Adjusted Return on Average Total Assets

(Dollars in Thousands)	Consolidated					
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Years Ended December 31,	
	2025	2024	2025	2024	2024	2023
Net income	$97,098	$72,620	$283,261	$243,925	$305,810	$273,693
Add: Loss on sale of consumer lease portfolio, net of provision and taxes (1)(2)	-	-	6,563	-	-	-
Add: available-for-sale ("AFS") securities losses, net of taxes (1)	5,270	9,146	5,270	9,146	39,031	15,204
Add: Equity securities losses (gains), net of taxes (1)	-	42	(83)	(11,123)	(11,110)	(815)
Adjusted net income (non-GAAP)	**102,368**	**81,808**	**295,011**	**241,948**	**333,731**	**288,082**
Average total assets	$19,084,437	$18,639,395	$19,176,658	$18,781,177	$18,781,218	$18,838,841
Return on average total assets (3)	**2.02%**	**1.55%**	**1.97%**	**1.73%**	**1.63%**	**1.45%**
Adjusted return on average total assets (non-GAAP) (3)	**2.13%**	**1.75%**	**2.06%**	**1.72%**	**1.78%**	**1.53%**

Notes:
1. Effective marginal tax rate of 23.84% used for all periods
2. The second quarter includes a $13.6 million loss on the sale of the consumer lease portfolio recognized in other noninterest income and a $5.0 million release of provision, which resulted in a net pre-tax loss of $8.6 million. Net of taxes, at a tax rate of 23.84%, the total impact to net income was $6.6 million
3. Ratios for the three months and nine months ended September 30, 2025 and 2024 are presented on an annualized basis

32

Central Bancompany
Strong roots. Endless possibilities.

Reconciliation of Certain Non-GAAP Metrics (Cont'd)

Tangible Net Income, Adjusted Tangible Net Income, Average Tangible Common Equity and Adjusted Return on Average Tangible Common Equity

(Dollars in Thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Years Ended December 31,	
	2025	2024	2025	2024	2024	2023
Net income	$97,098	$72,620	$283,261	$243,925	$305,810	$273,693
Add: Amortization of intangible assets, net of taxes (1)	615	623	1,843	1,960	2,580	2,681
Tangible net income (non-GAAP)	**$97,713**	**$73,243**	**$285,104**	**$245,885**	**$308,390**	**$276,374**
Add: Loss on sale of consumer lease portfolio, net of provision and taxes (1) (2)	-	-	6,563	-	-	-
Add: AFS securities losses, net of taxes (1)	5,270	9,146	5,270	9,146	39,031	15,204
Add: Equity securities losses (gains), net of taxes (1)	-	42	(83)	(11,123)	(11,110)	(815)
Adjusted tangible net income (non-GAAP)	**$102,983**	**$82,431**	**$296,854**	**$243,908**	**$336,311**	**$290,763**
Average common equity	**$3,238,538**	**$3,022,149**	**$3,204,914**	**$2,887,349**	**$2,937,975**	**$2,570,645**
Less: Average goodwill and other intangible assets	352,996	356,242	353,798	357,099	356,677	360,164
Average tangible common equity (non-GAAP)	**$2,885,542**	**$2,665,907**	**$2,851,116**	**$2,530,250**	**$2,581,298**	**$2,210,481**
Return on average common equity (3)	**11.9%**	**9.6%**	**11.8%**	**11.3%**	**10.4%**	**10.6%**
Adjusted return on average common equity (non-GAAP) (3)	**12.5%**	**10.8%**	**12.3%**	**11.2%**	**11.4%**	**11.2%**
Return on tangible common equity (non-GAAP) (3)	**13.4%**	**10.9%**	**13.4%**	**13.0%**	**11.9%**	**12.5%**
Adjusted return on average tangible common equity (non-GAAP) (3)	**14.2%**	**12.3%**	**13.9%**	**12.9%**	**13.0%**	**13.2%**

Notes:
1. Effective marginal tax rate of 23.84% used for all periods
2. The second quarter includes a $13.6 million loss on the sale of the consumer lease portfolio recognized in other noninterest income and a $5.0 million release of provision, which resulted in a net pre-tax loss of $8.6 million. Net of taxes, at a tax rate of 23.84%, the total impact to net income was $6.6 million
3. Ratios for the three months and nine months ended September 30, 2025 and 2024 are presented on an annualized basis

33

Central Bancompany
Strong roots. Endless possibilities.

(Dollars in Millions) Net income (YTD) 283 Add: Loss on sale of consumer lease portfolio, net of provision and taxes (YTD) (1)(2) 7 Add: available-for-sale ("AFS") securities losses, net of taxes (YTD) (1) 5 Add: Equity securities losses (gains), net of taxes (YTD) (1) (0) Adjusted Net Income (YTD) 295 Adjusted Net income (Annualized, non-GAAP) 394 Common equity tier 1 ratio (%) 24.6% Bank level common equity tier 1 ratio (%) 13.6% Risk-weighted assets 12,212 Excess capital (3) 1,348 Opportunity cost of cash (after-tax) (Annualized, non-GAAP) (4) (45) Adjusted Net income adjusted for excess capital (Annualized, non-GAAP) 349 For the Nine Months Ended September 30, 2025 34 Reconciliation of Certain Non-GAAP Metrics (Cont’d) Adjusted Net Income Adjusted for Excess Capital Notes: 1. Effective marginal tax rate of 23.84% used for all periods 2. The second quarter includes a $13.6 million loss on the sale of the consumer lease portfolio recognized in other noninterest income and a $5.0 million release of provision, which resulted in a net pre-tax loss of $8.6 million. Net of taxes, at a tax rate of 23.84%, the total impact to net income was $6.6 million 3. Excess capital calculated as Central’s CET1 ratio of 24.6% relative to the bank level CET1 of 13.6% and multiplied by Central’s Total Risk-Weighed Assets 4. Assumes forgone 4.4% pre-tax interest on cash balances, or 3.3% on an after-tax basis.

Reconciliation of Certain Non-GAAP Metrics (Cont'd)

Adjusted Return on Average Tangible Common Equity Adjusted for Excess Capital (Excluding Accumulated Other Comprehensive Income)

(Dollars in Millions)	For the Nine Months Ended September 30, 2025	For the Six Months Ended June 30, 2025
Net income (YTD)	283	186
Add: Loss on sale of consumer lease portfolio, net of provision and taxes (YTD) [(1) (2)]	7	-
Add: Net investment securities losses (YTD) [(1)]	5	6
Adjusted Net Income (YTD)	295	193
Adjusted Net income (Annualized, non-GAAP)	**394**	**388**
Add: Amortization of intangible assets, net of taxes (Annualized) [(1)]	3	3
Add: Incremental earnings from reinvestment of net IPO proceeds (after-tax) (Annualized, non-GAAP) [(3)]	13	13
Less: Opportunity cost of cash (after-tax) (Annualized, non-GAAP) [(4)]	(58)	(55)
Tangible net income adjusted for excess capital (Annualized, non-GAAP) [(5)]	**352**	**349**
Excess capital [(6)]	1,348	1,268
Add: Indicative net equity capital raise	374	374
Pro forma excess capital	**1,722**	**1,642**
Average common equity	3,205	3,187
Less: Average goodwill and other intangible assets	(354)	(353)
Average tangible common equity (non-GAAP)	**2,851**	**2,834**
Memo: Return on average common equity (Annualized, GAAP)	***11.8%***	***11.8%***
Add: Net equity capital raise	374	374
Pro Forma Average tangible common equity (non-GAAP)	3,225	3,208
Less: Pro forma excess capital	(1,722)	(1,642)
Average tangible common equity adjusted for excess capital (non-GAAP)	**1,504**	**1,566**
Add: Average accumulated other comprehensive income	90	107
Average tangible common equity adjusted for excess capital excluding accumulated other comprehensive income (non-GAAP)	**1,593**	**1,673**
Adjusted return on average tangible common equity adjusted for excess capital excluding accumulated other comprehensive income (Annualized, non-GAAP) [(7)]	**22.1%**	**20.9%**

Notes:
1. Effective marginal tax rate of 23.84% used
2. The second quarter includes a $13.6 million loss on the sale of the consumer lease portfolio recognized in other noninterest income and a $5.0 million release of provision, which resulted in a net pre-tax loss of $8.6 million. Net of taxes, at a tax rate of 23.84%, the total impact to net income was $6.6 million
3. Based on base offering size of 17,778,000 shares of Class A common stock and an assumed initial public offering price of $22.50 per share (the midpoint of the estimated price range) and shown net of 5.5% IPO spread and $3.9MM of IPO expenses. Assumes proceeds are reinvested at 4.4% pre-tax interest on cash balances, or 3.3% on an after-tax basis
4. Assumes forgone 4.4% pre-tax interest on cash balances, or 3.3% on an after-tax basis
5. Assumes 4.4% forgone pre-tax interest on excess capital cash balances and reinvested IPO proceeds based on the Federal Reserve's interest rate on reserve balances during the period, or 3.3% on an after-tax basis based on 23.84% effective marginal tax rate. If the 4.4% pre-tax interest on reinvested IPO proceeds is excluded, pro forma tangible net income adjusted for excess capital is $339MM for the nine months ended September 30, 2025 and $336MM for the six months ended June 30, 2025
6. Excess capital calculated as Central's CET1 ratio of 24.6% relative to the bank level CET1 of 13.6% and multiplied by Central's Total Risk-Weighed Assets
7. Assumes 4.4% forgone pre-tax interest on excess capital cash balances and reinvested IPO proceeds based on the Federal Reserve's interest rate on reserve balances during the period, or 3.3% on an after-tax basis based on 23.84% effective marginal tax rate. If the 4.4% pre-tax interest on reinvested IPO proceeds is excluded, adjusted return on average tangible common equity adjusted for excess capital excluding accumulated other comprehensive income is 21.3% for the nine months ended September 30, 2025 and 20.1% for the six months ended June 30, 2025

35

Central Bancompany
Strong roots. Endless possibilities.

Reconciliation of Certain Non-GAAP Metrics (Cont'd)

Adjusted YTD Annualized P/E & Excess Capital YTD Annualized P/E

	For the Nine Months Ended September 30, 2025		For the Six Months Ended June 30, 2025	
(Dollars in Millions)	$21.00 Offer Price	$24.00 Offer Price	$21.00 Offer Price	$24.00 Offer Price
Net income (YTD)	$283	$283	$186	$186
Add: Loss on sale of consumer lease portfolio, net of provision and taxes (YTD) [(1) (2)]	7	7	-	-
Add: Net investment securities losses (YTD) [(1)]	5	5	6	6
Adjusted net income (YTD)	295	295	193	193
Adjusted net income (Annualized, non-GAAP)	**394**	**394**	**388**	**388**
Memo: Equity raise	*373*	*427*	*373*	*427*
Memo: IPO gross spread and offering expenses	*(24)*	*(27)*	*(24)*	*(27)*
Add: Incremental earnings from reinvestment of net IPO proceeds (after-tax) (Annualized) [(3)]	12	13	12	13
Add: Opportunity cost of cash (after-tax) (Annualized) [(4)]	(57)	(59)	(57)	(59)
Adjusted net income adjusted for excess capital (Annualized, non-GAAP) [(5)]	**349**	**349**	**343**	**343**
Share price range ($)	$21.00	$24.00	$21.00	$24.00
Current shares outstanding (MM)	221	221	221	221
New shares issued (MM)	18	18	18	18
Pro forma equity value	**5,007**	**5,723**	**5,007**	**5,723**
Memo: Pro forma stated P/E (GAAP) (x)	***12.8x***	***14.6x***	***12.9x***	***14.7x***
Pro forma adjusted P/E range (non-GAAP) (x)	**12.3x**	**14.0x**	**12.5x**	**14.2x**
Net equity raise	349	399	349	399
Common equity tier 1 ratio (%)	24.6%	24.6%	23.8%	23.8%
Bank level common equity tier 1 ratio (%)	13.6%	13.6%	13.5%	13.5%
Risk-weighted assets	12,212	12,212	12,258	12,258
Excess capital [(6)]	1,348	1,348	1,268	1,268
Pro forma excess capital [(7)]	1,697	1,747	1,617	1,667
Pro forma value of equity adjusted for excess capital	**3,311**	**3,976**	**3,390**	**4,055**
Adjusted P/E adjusted for excess capital (non-GAAP) (x)	**9.5x**	**11.4x**	**9.9x**	**11.8x**
Adjusted excess capital P/E contribution (non-GAAP) (x)	**2.9x**	**2.6x**	**2.6x**	**2.4x**

Notes:

1. Effective marginal tax rate of 23.84% used
2. The second quarter includes a $13.6 million loss on the sale of the consumer lease portfolio recognized in other noninterest income and a $5.0 million release of provision, which resulted in a net pre-tax loss of $8.6 million. Net of taxes, at a tax rate of 23.84%, the total impact to net income was $6.6 million
3. Based on base offering size of 17,778,000 shares of Class A common stock and shown net of 5.5% IPO spread and $3.9MM of IPO expenses. Assumes proceeds are reinvested at 4.4% pre-tax interest on cash balances, or 3.3% on an after-tax basis
4. Assumes forgone 4.4% pre-tax interest on cash balances, or 3.3% on an after-tax basis
5. Assumes 4.4% forgone pre-tax interest on excess capital cash balances and reinvested IPO proceeds based on the Federal Reserve's interest rate on reserve balances during the period, or 3.3% on an after-tax basis based on 23.84% effective marginal tax rate. If the 4.4% pre-tax interest on reinvested IPO proceeds is excluded, pro forma adjusted net income adjusted for excess capital is $336-$338MM for the nine months ended September 30, 2025 and $330-332MM for the six months ended June 30, 2025, based on the filing range of $21.00 to $24.00
6. Excess capital calculated as Central's CET1 ratio of 24.6% relative to the bank level CET1 of 13.6% and multiplied by Central's Total Risk-Weighed Assets
7. Pro forma excess capital calculated as excess capital plus net IPO proceeds (equity raise less IPO spread and offering expenses)

36

Central Bancompany
Strong roots. Endless possibilities.